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                                                                    EXHIBIT 99.1

COMPANY PRESS RELEASE

SOURCE: Pacific Gulf Properties Inc.

PACIFIC GULF PROPERTIES AGREES TO SELL ITS INDUSTRIAL PORTFOLIO TO CALPERS/RREEF JOINT VENTURE FOR APPROXIMATELY $929 MILLION


- COMPANY TO CONTINUE MARKETING MULTI-FAMILY APARTMENTS FOR SALE - COMBINED SALE TRANSACTIONS MAY TOTAL OVER $1 BILLION - NET PROCEEDS OF TRANSACTIONS TO BE DISTRIBUTED TO SHAREHOLDERS - COMPANY EXPLORING STRATEGIES FOR ITS ACTIVE SENIOR RENTAL HOUSING

NEWPORT BEACH, Calif., June 20 /PRNewswire/ -- Pacific Gulf Properties Inc. (NYSE: PAG - news) today announced that it has entered into a definitive agreement to sell its portfolio of industrial properties to CalWest Industrial Properties, LLC ("CalWest"), a joint venture between CalPERS and RREEF. The value of the transaction is approximately $929 million in the form of cash and debt assumption. Net proceeds of the sale, after the payment of debt and establishment of reserves, will be distributed to Pacific Gulf's shareholders. According to the buyer, based on its internal projections, CalWest expects to receive a net operating income yield in the first full year of ownership of approximately 8.75%. The transaction was unanimously approved by the Board of Directors of Pacific Gulf and the Investment Committees of CalPERS and RREEF, and remains subject to the approval of the Pacific Gulf's shareholders.

Pacific Gulf Properties is also continuing its previously announced plan to market its multi-family apartments, and is examining strategic alternatives for its active senior rental housing operations. These efforts, together with the industrial portfolio sale, represent a comprehensive program by the company's management to capture the intrinsic value of Pacific Gulf's real estate assets for the benefit of its shareholders.

Pacific Gulf Properties Chairman and Chief Executive Officer, Glenn L. Carpenter, said "We are very pleased to announce this definitive agreement with CalPERS and RREEF. We believe these transactions represent the best means in the current market environment to realize the true value of the company's assets, and to deliver that value directly to our shareholders. We view these steps as

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particularly opportune in light of ongoing real estate valuation discrepancies between the public securities and private real estate markets, and the continued high cost of capital for REITs."

"We've captured a portfolio of high quality industrial assets in strong markets, including markets in our own home state," said Michael Flaherman, Chair of CalPERS's Investment Committee. "We have confidence in Pacific Gulf Properties' strong management team and we look forward to their continued role in the management of the portfolio. As an advocate of good corporate governance, we would also like to applaud Pacific Gulf's management and Board of Directors for maximizing the value for shareholders and putting shareholders' interests first."

Steve Steppe, a RREEF Principal, states "The acquisition of these assets from Pacific Gulf Properties is a unique opportunity to assemble 15 million square feet of industrial properties in strong markets at a cap rate of about 8.75% with good growth prospects."

Warren Otto, CalWest's Portfolio Manager, says "We're pleased that Pacific Gulf will continue managing these assets for us. The company's management team has proven capabilities and has created significant value for their shareholders. We look forward to working with them in adding value for our investors. We are also excited about the many new customers we will be serving through our ownership of these properties. The business parks in this portfolio house over 2,300 small businesses which are generating many new jobs and opportunities for their communities. We believe the portfolio we are assembling will meet the growing needs of these businesses for years to come."

Under the terms of the agreement, the purchase price of approximately $929 million will be comprised of a cash payment and the assumption of approximately $117 million of debt. Approximately $206 million of additional debt will be repaid out of the sale proceeds. The terms of the transaction include the funding of a $25 million deposit by CalWest that is non-refundable except in limited circumstances. Financial and general physical due diligence have been completed and the buyer has 90 days to complete reviews of structural, environmental, title, zoning and other code matters. The transaction is expected to close in the fall of 2000, subject to the approval of Pacific Gulf Properties' shareholders.

If all of the industrial and multi-family properties are sold as planned, Pacific Gulf Properties expects to make a cash distribution to shareholders in the fourth quarter of 2000 of up to $26.00 per share from the sale proceeds. CalWest's due diligence review may result in a reduction of the transaction's aggregate value, or a partial deferral in its payment, as well as Pacific Gulf Properties' expenditures to remedy identified problems. These adjustments, deferrals and expenditures, together with the company's establishment of reserves for contingent liabilities, will affect the amount and timing of distributions to Pacific Gulf's shareholders. Subsequent additional distributions to shareholders may be made if and when additional funds are available.

The industrial portfolio subject to the definitive agreement is comprised of 72 properties encompassing an aggregate of over 15.0 million leasable square feet of space in California, Washington, Nevada, Arizona and Oregon. The industrial properties are leased to small and mid-size business tenants in targeted high-growth markets. At March 31, 2000 the portfolio was 97 percent occupied.

Pacific Gulf anticipates maintaining its status as a real estate investment trust following the sale pending its determination of a strategic plan for its remaining assets.

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Morgan Stanley Dean Witter is financial advisor to Pacific Gulf Properties and has issued a fairness opinion to the company in connection with the proposed sale of the industrial portfolio.

Pacific Gulf Properties Inc. is a real estate investment trust (REIT) that owns, develops and manages a growing portfolio of industrial properties targeting small to mid-size tenants in selected high-growth U. S. western markets. The company's industrial portfolio is comprised of 73 properties encompassing more than 15.2 million square feet of space (one of these assets is currently under contract to buyers other than CalWest). Pacific Gulf Properties Inc. also has 1,631 units of traditional multifamily apartments which are currently being marketed for sale. The company also maintains a portfolio of eight rental apartment communities comprising almost 1,500 units designed for the burgeoning population of active seniors age 55 and older. The company is headquartered in Newport Beach, California. For more information, please visit the company's web site at www.pacificgulf.com.

California Public Employees Retirement System (CalPERS) provides retirement and health benefits to more than 1.1 million members, including active workers and retirees, their families and beneficiaries, and their employers. The pension fund is headquartered in Sacramento, California. For further information, please visit the company site at www.calpers.ca.gov.

RREEF, a wholly owned subsidiary of RoProperty Investment Management, N.V., is a full service commercial real estate investment advisor with $12.4 billion in assets currently under management. Corporate offices are located in San Francisco, Chicago, Dallas, and New York. For more information visit www.rreef.com.

CalWest was created in 1998 as a joint venture between CalPERS and RREEF to invest exclusively in industrial properties in the western United States. With this acquisition, CalWest's total assets will approximate $2.0 billion.

Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects and financial trends that may affect the Company's future distributions, plans of operations, business strategy, growth of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, increasing interest rates, factors described above and other factors.

SOURCE: Pacific Gulf Properties Inc.